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                                                                    EXHIBIT 10.8

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS WITH ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   LYCOS, INC.

                    SPECIAL DELIVERY/SPECIAL OFFER AGREEMENT


         THIS SPECIAL DELIVERY / SPECIAL OFFER AGREEMENT (this "Agreement") is entered into as of August 15, 1999 between Lycos, Inc., a Delaware corporation and Bolt.com, a New York corporation.

SECTION 1.        DEFINITIONS.

         1.1 "MailCity" means Lycos' World Wide Web-based electronic mail service, currently commercially referred to as MailCity(TM), as the same may be updated or modified from time to time in Lycos' sole discretion.

         1.2 "Private-Labeled E-Mail Systems" means any World Wide Web-based electronic mail services powered by Lycos.

         1.3 "Subscribe or a Subscription" means when a MailCity User (as defined in Section 2.1) or a Private-Label User (as defined in Section 2.1) checks the appropriate box on the user interface designed by Lycos to receive one of Content Provider's Newsletter Products.

SECTION 2.        SERVICES OFFERED BY CONTENT PROVIDER.

         2.1 E-Mail News Products. Content Provider shall produce the e-mail newsletter or promotional products described in Exhibit A to this Agreement (which may be amended from time to time upon the mutual consent of the parties) (the "Newsletter Products") for distribution during the Term of this Agreement, by Lycos to the users of MailCity (each, a "MailCity User") who Subscribe to such Newsletter Products, and solely at the election of Lycos, any of the users of any of the Private-Labeled E-Mail Systems (each, a "Private-Label User") who Subscribe to such Newsletter Products, as provided in Section 3. Content Provider shall produce such Newsletter Products no less frequently than once per month and no more frequently than four times per month.

         2.2 Content. Content Provider's Newsletter Products shall not infringe or violate any third party's copyright, patent, trademark, trade secret, music, image, or other proprietary right, or constitute false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violate any anti-discrimination law or regulation, or any, other right of any other person or entity. Additionally, Content Provider's Newsletter Products shall not include content that contains, or contains links to, nudity, sex, pornography, foul language or hate propaganda. Content Provider shall not send unsolicited special offers or marketing materials (e.g., "SPAM") to MailCity Users or Private-Label Users.

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SECTION 3.        SERVICES OFFERED BY LYCOS.

         3.1 Subscriptions by Users. Lycos shall enable new and existing MailCity Users to Subscribe for Content Provider's Newsletter Products

         3.2 Distribution of Newsletters. During the Term of this Agreement, Content Provider shall deliver to Lycos an electronic (to an address specified by Lycos) and hard copy of the standard form of each edition of the Newsletter Products to be distributed by Lycos to those users that subscribe for such Newsletter Products; provided that Lycos shall not be obligated to deliver more than [ * ] of each Newsletter Product each month and Lycos may decide which Lycos Site on which the Newsletter Products will be offered, in the event Content Provider exceed the limit of [ * ] Newsletter Products per month, then Content Provider shall pay (in accordance with Section 4.2) a special assessment of an additional [ * ]% of the fees that would otherwise be payable in such month. Lycos will not be required to customize the form of Newsletter Product distributed to its users.

         3.2 Private-Label E-Mail Systems. Lycos may, at its option, enable new and existing Private-Label Users to Subscribe for Content Provider's Newsletter Products.

SECTION 4.        COMPENSATION.

         4.1 Impression Fees. Content Provider shall pay to Lycos, on a quarterly basis within one month after the end of each quarter, $[*] net for each [ * ] copies of a Content Provider Newsletter Product emailed by Lycos to subscribers to the Newsletter Products (the "CPA Fees"); provided that in no event shall Content Provider pay Lycos on an annual basis in the aggregate less than $[ * ], pursuant in such cost-per-[ * ] calculation regardless of the number of actual emails sent to subscribers. If Content Provider fails to generate and pay Lycos at least $[ * ] within such year period, then Content Provider shall pay Lycos, within one month after the end of such year period, the difference between the amounts actually paid to Lycos in such year period and $[ * ].

         4.2 Billing. Lycos shall bill Content Provider on a quarterly basis for time aggregate fees due for the prior quarter. Each invoice shall be due and payable thirty (30) days after the date of the invoice. All invoices not paid within thirty (30) days of the date of invoice shall incur a finance charge in the amount of one and one half percent (1.5%) of the invoice amount per month until paid.

SECTION 5. CONTENT OWNERSHIP AND LICENSE. Content Provider will retain all rights, title and interest in and to its content, subject to a limited license necessary to perform this Agreement.

SECTION 6. TERMS. The term ("Term") of this Agreement shall commence on the Effective Date and continue for one year unless terminated earlier as provided in Section 12 below. This Agreement shall renew automatically for successive one-year period unless either party gives written notice of non-renewal to the other party at least thirty (30) days print to any such renewal date.

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SECTION 7.        MARKS. To the extent distribution of Content Provider's
Newsletter Products is deemed a use, public display, transmission, distribution or reproduction of the Newsletter Products or the intellectual property of Content Provider, Content Provider hereby grants Lycos a non-transferable (except as provided herein), royalty-free, worldwide license to use, publicly display, transmit, distribute and reproduce the Newsletter Products and the intellectual property of Content Provider during the Term solely for the purposes described herein. In addition, Lycos hereby grants to Content Provider a non-exclusive, non-transferable license to reproduce and display Lycos' trademarks, service marks, logos and the like solely for the purposes specified in this Agreement. Content Provider hereby grants Lycos a non-exclusive, non-transferable license to reproduce and display Content Provider's trademarks, service marks, logos and the like solely for the purposes specified in this Agreement. Except as expressly stated herein, neither party shall make any other use of the other party's marks. Upon request of either party, the other party shall provide appropriate attribution of the use of the requesting party's marks. (e.g., "Go Get It(R) is a registered service mark of Lycos, Inc. All Rights Reserved."). Such licenses shall terminate automatically upon the effective date of expiration or termination of this Agreement.

SECTION 8. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants as follows:

         8.1 Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         8.2. Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         8.3. Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         8.4.     Intellectual Property Rights.

                  a. Content Provider has the full and exclusive right to grant or otherwise permit Lycos to copy, distribute, display and use Content Provider's intellectual property associated with Content Provider's Newsletter Products, and Consent Provider is aware of no claims by any third parties adverse to any of such intellectual property rights.

                  b. Lycos has the full and exclusive right to grant or otherwise permit Content Provider to scud its Newsletter Products to users of MailCity or Private-Labeled E-Mail Systems, and Lycos is aware of no claims by any third parties adverse to any of such intellectual property rights.


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                  c. If either party's (the "Infringing Party") intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, the Infringing Party shall, at its own expense, and in its sole discretion, (1) procure for the non-Infringing Party the right to continue to use the allegedly infringing intellectual property or (2) replace or modify the intellectual property to make it non-infringing; provided, however, if neither option is possible or economically feasible and if the inability to use such intellectual property would cause a material breach of this Agreement (as determined by the non-Infringing Party), the infringing Party may terminate this Agreement.

The representations and warranties and covenants in this Section 8 are continuous in nature and shall be deemed to have been given by each party at execution of this Agreement and at each stage of performance hereunder. These representations, warranties and covenants shall survive termination or expiration of this Agreement.

SECTION 9.        LIMITATION OF WARRANTY.

EXCEPT AS EXPRESSLY WARRANTED IN SECTION 8 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY FURTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LYCOS MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE LYCOS SITE, AND LYCOS SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS RELATED THERETO. LYCOS SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE CONTENT PROVIDER SITE, THE CONTENT PROVIDER NEWSLETTER PRODUCTS AND THE CONTENT THEREIN, AND CONTENT PROVIDER SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE LYCOS SITE AND THE CONTENT THEREIN (NOT PROVIDED BY CONTENT PROVIDER).

SECTION 10.       INDEMNIFICATION.

         10.1. Content Provider Indemnity. Content Provider will at all times defend, indemnify and hold harmless Lycos and its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to any breach of any warranty, representation, covenant or agreement made by Content Provider in this Agreement. Lycos shall give Content Provider prompt written notice of any claim, action or demand for which indemnity is claimed. Content Provider shall have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party and which arises as a result of Content Provider's breach of any warranty, representation, covenant or agreement under this Agreement. Lycos shall have the right to participate in any defense of a claim, by Content Provider with counsel of Lycos' choice at Lycos' own expense. The foregoing indemnity is conditioned upon: prompt written notice by Lycos to Content Provider of any claim, action or demand for which indemnity is claimed; complete control of the defense and settlement thereof by content Provider; and such reasonable cooperation by Lycos in the defense as Content Provider may request.


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         10.2 Lycos Indemnity. Lycos will at all times defend, indemnify and hold harmless Content Provider and its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to any breach of any warranty, representation, covenant or agreement made by Lycos in this Agreement. Content Provider shall give Lycos prompt written notice of any claim, action or demand for which indemnity is claimed. Lycos shall have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party. Content Provider shall have the right to participate in any defense of a claim by Lycos with counsel of Content Provider's choice at Content Provider's own expense. The foregoing indemnity is conditioned upon prompt written notice by Content Provider to Lycos of any claim, action or demand for which indemnity is claimed; complete control of the defense and settlement thereof by Lycos; and such reasonable cooperation by Content Provider in the defense as Lycos may request.

         10.3 Settlement. Neither party shall, without the prior written consent of the other party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim unless the settlement, compromise or consent provides for and includes an express, unconditional release of all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, against the indemnified party.

SECTION 11.       CONFIDENTIALITY, PRESS RELEASES

         11.1 Non-Disclosure Agreement. The parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each party has and will have access to certain of the other party's Confidential Information (as defined below). Each party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other party's business. Accordingly, the parties agree that, during the Term of this Agreement and thereafter, each party shall use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and shall not disclose the other party s Confidential Information to any third party without the prior written approval of the other party. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure.


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         11.2. Confidential Information Defined. As used in this Agreement, the term "Confidential Information" refers to: (i) the terms and conditions of this Agreement; (ii) each party's trade secrets, business plans, strategies, methods and/or practices; and (iii) other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding time foregoing, the term "Confidential Information" specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party's written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information and not under any obligation to keep such information confidential; and (D) information independently developed by either party's employees or agents provided that either party can show that those same employees or agents had no access to the Confidential Information received.

         11.3. Press Releases. Lycos and Content Provider may jointly prepare press releases concerning the existence of this Agreement and the terms hereof. Otherwise, no public statements concerning the existence or terms of this Agreement shall be made or released to any medium except with the prior approval of Lycos and Content Provider or as required by law.

SECTION 12.       TERMINATION.  Either party may terminate this Agreement if
(a) the other party files a petition for bankruptcy or is adjudicated bankrupt;
(b) a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date; (c) the other party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (d) a receiver is appointed for the other party or its business; (e) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty (30) days after written notice is received by the breaching party identifying time matter constituting the material breach; (f) upon thirty (30) days written notice if the other party's service, viewed as a whole, ceases to the competitive with substantially similar services then being offered by third parties; (g) by mutual consent of the parties; or (h) with 60 days written notice by the Content Provider. In addition, Lycos may terminate this Agreement upon thirty (30) days written notice to Content Provider in the event that Content Provider is subject to a Change in Control (as defined below) by an entity whose primary business is a provider of search, directory, navigation or community services on the Internet, or an affiliate of such an entity. "Change in Control" means the direct or indirect acquisition of 50% or more of the outstanding voting shares of an entity, or the acquisition of the ability, by contract or otherwise, to direct or control the management of that entity. Upon at least ninety (90) days prior written notice to the other party, either party may terminate this Agreement if any change occurs in the legal or regulatory requirements applicable to the topic of this Agreement that would render performance of a material obligation of the terminating party hereunder illegal or otherwise subject to legal challenge, unless performance of such material obligation is waived by the non-terminating party.


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SECTION 13.       FORCE  MAJEURE.  In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

SECTION 14. RELATIONSHIP OF PARTIES. Content Provider and Lycos are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Content Provider and Lycos. Neither party has authority to enter into agreements of any kind out behalf of the other.

SECTION 15. ASSIGNMENT, BINDING EFFECT. Neither Lycos nor Content Provider may assign this Agreement or any of its rights or delegate my of its duties under this Agreement without the prior written consent of the other. Notwithstanding the foregoing, Lycos may assign this Agreement to any successor of Lycos.

SECTION 16. CHOICE OF LAW AND FORUM. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the Commonwealth of Massachusetts applicable to contracts entered into and wholly to be performed within said state. Content Provider hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action related to this Agreement must be brought in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection Content Provider has or may have in the future with respect to any of the foregoing.

SECTION 17. GOOD FAITH. The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

SECTION 18. ADDITIONAL DOCUMENTS/INFORMATION. The parties agree to sign and/or provide such additional documents and/or information as may reasonably be required to carry out the intent of this Agreement and to effectuate its purposes.

SECTION 19. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

SECTION 20. NO WAIVER. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

SECTION 21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.


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SECTION 22.       SEVERABILITY. Each provision of this Agreement shall be
severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

SECTION 23. NOTICES. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by certified mail, return receipt requested, postage pre-paid, or by Federal Express or other recognized overnight delivery service, all delivery charges pre-paid, and addressed:

If to Lycos:             Lycos, Inc.
                         400-2 Totten Pond Road
                         Waltham, MA 02154
                         Fax No.: (781) 370-2600
                         Attention:       General Counsel

If to Content Provider:  Bolt Media, Inc.
                         304 Hudson Street, 7th, floor
                         New York, NY 10013
                         Fax No.: (212) 620.4315
                         Tel No.: (212) 620-3800
                         Attention:       General Counsel

SECTION 24. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between Lycos and Content Provider concerning time subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

SECTION 25. LIMITATIONS OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE OR THAT PARTY HAS BEEN ADVISED OR HAS CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE PURSUANT TO ANY PROVISION OF THIS AGREEMENT OR THE OPERATION OF SUCH PARTY'S SITE (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE AMOUNT RECEIVED BY SUCH PARTY UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, HOWEVER, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR (A) WILLFUL AND MALICIOUS MISCONDUCT; (B) DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY; (C) BODILY INJURY OR DEATH CAUSED BY NEGLIGENCE; OR (D) INDEMNIFICATION OBLIGATIONS HEREUNDER.


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SECTION 26.       SURVIVAL. All terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assigns.

This Special Delivery/Special Offer Agreement has been executed by the parties effective as of the Effective Date.

LYCOS, INC.                                  "CONTENT PROVIDER"
                                             Name of Entity:  Bolt Media, Inc.


By:     Amy Weinberg
Name:   /s/ Amy Weinberg                  By:/s/ Frank M. Harrison
Title:  Account Manager                      Name: Frank M. Harrision
                                             Title: CFO

Address:                                     Address:

Lycos, Inc.                                  Attn:
Attn:  General Counsel                       Address:
400-2 Totten Pond Road
Waltham, MA  02154                           Tel:
Tel:  (650)983-4400                          Fax:
Fax:  (781) 370-2600


Effective Date: August 15, 1999


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